QI Systems Inc. Announces Fiscal 2006 Year-End Financial Results

DALLAS, TX and VANCOUVER, BC -- 10/31/2006 -- QI Systems Inc. (OTCBB: QIII), a leading developer and integrator of contact and contactless card payment, access control and tracking solutions, announced its financial results for its fiscal year ending June 30, 2006. The Company reported record annual revenue during the twelve months ended June 30, 2006 of $406,168 derived from the sale of smart card systems and ancillary products to the Company's client base, particularly within the parking industry. Sales of the Company's products increased 4% with respect to sales achieved in fiscal 2005. In fiscal 2006, QI recorded a net loss of $1,789,433, or $0.05 per share (Basic and Diluted) compared to a net loss of $1,059,038, or $0.04 per share (Basic and Diluted) during 2005. The increase in the net loss is attributed primarily to an increase in non-cash investor relations expenses in 2006 and an increase in legal fees to support the Company's change in domicile from British Columbia, Canada to the State of Delaware, United States of America. At the end of year, the Company had no long-term debt and net working capital of $98,668.

Steven R. Garman, President and Chief Executive Officer of QI Systems, stated, "Although QI ended the 2006 fiscal year with several important projects in development, the revenue from these opportunities won't be recognized until 2007, which left our 2006 results disappointing financially. However, we are pleased to report that during the year we took important steps in positioning our Company for significant growth over the next several years. The strategic relationships we have developed with companies like HID Corporation and SmartCentric Technologies International, Ltd., along with expanding roles with existing customers like Cale Systems, Inc., have allowed QI Systems to be uniquely positioned to take full advantage of the rapid growth in contactless payment applications. The introductions of QiWave™ readers and reload machines have been met with a great deal of interest which we expect to capitalize on in 2007 and beyond."

The Company's audited financial statements and the management discussion and analysis can be found on Canada's System for Electronic Document Analysis and Retrieval ("SEDAR") web site at http://www.sedar.com. The Company intends to file its audited results for 2006 on the SEC's EDGAR database on Form 20-F prior to its due date of December 31, 2006.

About QI Systems

QI Systems Inc. develops and markets innovative chip-based card payment and tracking solutions for a number of industries as well as national, state and local government agencies. QI's products and core competencies include smart-card and stored-value systems, security protocols, data communication software design and hardware manufacture. For more information about QI Systems Inc., visit http://www.qisystems.ca/.

Matters discussed in this press release are "forward-looking statements" and are subject to certain risks and uncertainties. Consider all risk factors carefully when evaluating forward-looking statements, as actual results may differ materially from current expectations. QI Systems undertakes no obligation to publicly update such forward-looking statements.

Corporate & Media Contact:
Steven R. Garman
President & CEO
(817) 485-8111
sgarman@qisystems.ca

Investor Relations Contact:
Robert I. McLean Jr.
CFO/COO
(817) 485-8111
rmclean@qisystems.ca